Exhibit 23.1

Consent of Independent Certified Public Accountants

The Board of Directors

Citizens South Banking Corporation

Gastonia, North Carolina

We consent to the reference to the incorporation by reference in the registration statements of Citizens South Banking Corporation on Form S-3 (Nos. 333-166879 and 333-144696) and on Form S-8 (Nos. 333-103218, 333-77657 and 333-111228) of our report, dated May 17, 2010, related to the audit of the statement of assets acquired and liabilities assumed by Citizens South Banking Corporation and subsidiaries pursuant to the Purchase and Assumption Agreement, dated March 19, 2010, which is included in the Current Report on Form 8-K/A of Citizens South Banking Corporation filed with the Securities and Exchange Commission on June 4, 2010.

/s/ Cherry, Bekaert & Holland, L.L.P.

Gastonia, NC

June 4, 2010.